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EXHIBIT 99.1

Ultimate Electronics Reports Sales Results for the Quarter Ended July 31, 2003

        DENVER, Aug 7, 2003 /PRNewswire-FirstCall via COMTEX/—Ultimate Electronics, Inc. (Nasdaq: ULTE) today announced its sales results for the quarter ended July 31, 2003.

        Sales for the quarter ended July 31, 2003 were $154,100,000, a 9% increase from sales of $142,000,000 for the same period in the previous year. The sales totals include 58 stores open during this quarter compared to 47 stores open during the same quarter in the prior year. Comparable store sales were down 10% for the quarter ended July 31, 2003.

        Ultimate Electronics plans to announce earnings for the second quarter and early third-quarter sales in a press release scheduled for August 28, 2003.

        Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 13 states. The company operates 58 stores, including 40 stores in Arizona, Idaho, Illinois, Iowa, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics(R), 11 stores in Colorado under the trade name SoundTrack(R) and seven stores in Minnesota under the trade name Audio King(R). In addition, the company operates Fast Trak, Inc., an independent electronics repair company based in Minnesota and a wholly owned subsidiary of Ultimate Electronics. During the past two years, the company received numerous industry awards including Audio Video International's 2002 "Top 10 Audio/Video Retailer of the Year."

        Ultimate Electronics is expected to release its second quarter earnings results on the morning of August 28, 2003 and to hold its conference call at 11:00 a.m. Eastern Time on the day of the release, which will be broadcast live on the Internet. Please visit the Company's Web site at http://www.ultimateelectronics.com and click on the Street Events icon on the Investor Relations page to access the live broadcast. Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the Company's Web site at www.ultimateelectronics.com.

        For further information, please contact: Alan E. Kessock, Chief Financial Officer of Ultimate Electronics, Inc., +1-303-801-4000, alan.kessock@ulte.com.

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Ultimate Electronics Reports Sales Results for the Quarter Ended July 31, 2003